AMENDMENT NO. 3

TO THE

PRODUCTS AND SERVICES AGREEMENT

NO. AIR-12-001

BETWEEN

AIREON LLC

AND

HARRIS CORPORATION

For

Automatic Dependent Surveillance-Broadcast (ADS-B) Payload Development

PREAMBLE

This Amendment No. 3 (the “Amendment”) to the Products and Services Agreement for ADS-B Payload Development, No AIR-12-001, signed on June 19, 2012 between Aireon LLC and Harris Corporation, Government Communications Systems Division (the “Agreement”) is entered into on this 18th Day of March, 2013, by and between Aireon LLC, a limited liability company organized and existing under the laws of Delaware, having its office at 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102 (“Aireon”) and Harris Corporation, Government Communications Systems organized in the state of Delaware with offices located at 2400 Palm Bay Road NE, Palm Bay, Florida 32905 USA (“Contractor”).

RECITALS

WHEREAS, Aireon and Contractor have engaged in discussions relating to changes each would like to incorporate in the Agreement; and

WHEREAS, the Parties now desire to: (1) add new definitions; (2) amend the definition of “Other Payload”, and (3) amend Articles 4.2, 16.3, and 18.1 of the Agreement and Section 1.2 of Exhibit A, the Statement of Work, and Exhibit D.

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, the payments to be made by Aireon to Contractor under the Agreement and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, and intending to be legally bound, the Parties hereby amend the Agreement as follows:

1.	Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2.	Add the following new definitions:

a.	“Auxiliary Component Customers” means any person or entity which owns or otherwise maintains a financial interest in any Auxiliary Component.

b.	“Auxiliary Component Work Product” means Work Product solely related to the Auxiliary Component(s).

c.	“Auxiliary Component Hosting Cost Reimbursement Agreement” means an agreement between Harris and Iridium Satellite, LLC specifying the integration and delivery of Auxiliary Component(s) as part of the Payload Enclosure, and related technical parameters.

d.	“Payload Enclosure” means the enclosure delivered by Contractor enclosing the ADS-B Payload and the Auxiliary Components that are located inside the enclosure.

3.	Delete the definition of “Other Payload”.

4.	Add definition of “Auxiliary Component” as follows:

“Auxiliary Component” means any auxiliary sensor or instrument assembly, other than the ADS-B Payload, that is located either inside or outside or partly inside and partly outside the Payload Enclosure and is provided on any satellite which is part of Iridium NEXT.

5.	Article 4.2 Option for Other Payload(s) CLIN 002: is hereby deleted in its entirety and replaced in its entirety as follows:

“Article 4.2 Auxiliary Component(s)

a)	Aireon understands and agrees that Contractor will, to the extent permitted by and in accordance with a separate Auxiliary Component Hosting Cost Reimbursement Agreement between Iridium Satellite LLC and Contractor, integrate and deliver Auxiliary Components as part of the Payload Enclosure.

b)	Contractor agrees that, as a condition precedent to the permission being granted in Article 4.2(a), such integration of Auxiliary Component(s) shall not (i) have a material adverse impact upon the operation of the Payload, or (ii) limit or modify any other obligations or rights of Contractor or Aireon as set forth in this Agreement; including but not limited to Contractor’s obligations to meet the delivery schedule set forth in this Agreement. Contractor further agrees that at all times, as between the Payload and any Auxiliary Component, the Payload and the continued stable operation of the Payload shall take precedence and at all times be prioritized over any Auxiliary Component and the operation of any Auxiliary Component.

c)	Aireon acknowledges and agrees that, in connection with the integration of Auxiliary Components: (i) Work Product regarding the Payload may include Auxiliary Component Work Product, which will be clearly identified as such; (ii) ) the configuration of the Payload Enclosure may be modified as agreed by the Parties during the Term of this Agreement; and (iii) Auxiliary Component Work Product may be shared with or otherwise distributed to Auxiliary Component Customers; provided, however, that Contractor shall comply with the obligations set forth in Article 13.1 regarding all Proprietary Information relating to the Aireon System.

d)	Aireon shall have no obligations regarding any Auxiliary Component and notwithstanding anything to the contrary in this Agreement, all costs and expenses related to the integration and operation of any Auxiliary Component shall be borne by Contractor.

e)	Except as otherwise agreed to in writing by Aireon and Contractor, under no circumstances will Aireon or Aireon’s suppliers, or subcontractors be liable or directly responsible to Contractor or any Auxiliary Component Customers for any damages, liabilities, costs, expenses, suits, claims, or losses arising from, directly or indirectly, the operation, integration, or accommodation of the Auxiliary Components for any reason and under any theory of liability (including for any direct or indirect, consequential, special or other damages).”

f)	Contractor shall also defend, indemnify and hold harmless Aireon and Aireon subcontractors and suppliers, and each of their respective successors and assigns, from and against all claims, demand and actions and resulting loss, liability, cost, expenses and damages (including, but not limited to, reasonable attorney’s fees and, to the extent permitted by law, any fines and penalties) made and/or incurred by (i) any Harris' customer, supplier, or contractor to the extent arising solely from Contractor’s acts or omissions, and (ii) any other third party to the extent arising solely from Contractor's gross negligence and willful misconduct, and in each case of (i) and (ii), solely in connection with the delivery, integration and/or operation of any Auxiliary Components. This indemnification shall be conditioned upon the procedures for indemnification set forth in Article 22.3.

6.	Article 16.3 Inter-Party Waiver of Liability, all references to the term “Other Payloads” in sub-articles 16.3.1 and 16.3.2 are replaced with the term “Auxiliary Components.”

7.	Article 18.1 Storage: the first sentence is revised to read as follows:

“In the event that any Payload(s) or Payload Enclosure(s) are placed in storage, all storage costs, including insurance, shall be borne by the Contractor.”

8.	Exhibit A - Statement of Work, Section 1.2, Option, inclusive of CLIN 002, should be deleted in its entirety.

9.	Exhibit D – Completion Certification Form, all references to the term “other payloads” are replaced with the term “Auxiliary Components”.

This Amendment may be executed and delivered (including via facsimile or other electronic means) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

All other provisions of the Agreement not expressly referred to in this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives as of the date set forth in the Preamble.

For Aireon		For Contractor

By:	/s/ Donald L. Thoma	By:	/s/ Janis Rubin-Telles

Name:	Donald L. Thoma	Name:	Janis Rubin-Telles

Title:	CEO	Title:	Manager, Contracts

Date:	3/18/2013	Date:	18 March 2013